Exhibit (a.32)

FRONTIER FUNDS, INC.

Articles Supplementary

Frontier Funds, Inc., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Board of Directors of the Corporation on February 19, 2015 approved the classification of Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore unclassified, as Class Y shares of the Frontier MFG Global Plus Fund and One Hundred Million (100,000,000) shares of the Corporation’s authorized but unissued Common Stock, heretofore unclassified, as Institutional Class shares of the Frontier MFG Global Plus Fund.

SECOND:  The Class Y and Institutional Class shares of the Frontier MFG Global Plus Fund as so classified by the Board of Directors of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article V, Section 5.5 of the Articles of Incorporation of the Corporation, and shall be subject to all of the provisions of the Articles of Incorporation of the Corporation relating to the stock of the Corporation generally.

THIRD:  The Class Y and Institutional Class shares of the Frontier MFG Global Plus Fund have been duly classified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, Frontier Funds, Inc. has caused these Articles Supplementary to be signed as of the 12th day of March, 2015 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under penalties for perjury.

Attest: /s/ Elyce D. Dilworth Elyce D. Dilworth Treasurer	Frontier Funds, Inc. /s/ William D. Forsyth III William D. Forsyth III President